STATEMENT OF JANA PARTNERS REGARDING CNET'S "POISON PILL" ADOPTION


NEW YORK, January 14, 2008 - Following the adoption of a stockholders rights plan, or "poison pill", by CNET Networks, Inc. (Nasdaq: CNET), JANA Partners LLC ("JANA") Managing Partner Barry Rosenstein issued the following statement:

     "CNET's adoption of an increasingly outdated and unpopular entrenchment mechanism in response to our efforts to create value continues a pattern of hiding behind legalities and mischaracterizing our efforts as a takeover attempt, and is further proof of the need for change. A better way to ensure that stockholders get the maximum return on their investment is to focus on reversing CNET's chronic underperformance. We are confident that we have assembled the right team of experienced and talented board nominees to do just that, and we look forward to focusing on creating value for all stockholders."

JANA has joined with Sandell Asset Management Corp. ("Sandell"), Paul Gardi of Alex Interactive Media, Spark Capital and Velocity Interactive Group in seeking to elect two individuals to replace the board members who are up for re-election at CNET's 2008 stockholders meeting and to expand CNET's board by five members and nominate individuals to fill those vacancies. JANA holds approximately 12% of CNET's voting stock and maintains a separate approximately 5% non-voting economic interest. In addition, Sandell now holds an approximately 2% voting interest and maintains a separate approximately 3% non-voting economic interest in CNET.

Background

JANA Partners LLC is a multi-billion dollar investment management firm founded in 2001 by Barry Rosenstein. JANA has on numerous occasions, alone or with other shareholders, challenged management to focus on creating shareholder value, including with respect to Kerr-McGee Corporation, Time Warner, Titan International, TD Ameritrade and The Houston Exploration Company.

Alex Interactive Media, LLC ("AIM") is a private company focused on leveraging its domain expertise in digital media and related industries.

Spark Capital is a venture capital fund focused on building businesses that transform the distribution, management and monetization of media and content, with experience in identifying and actively building market-leading companies in sectors including infrastructure (Qtera, RiverDelta, Aether Systems, Broadbus and BigBand), networks (College Sports Television, TVONE and XCOM) and services (Akamai and the Platform). Spark Capital has over $600 million under management, and is based in Boston, Massachusetts.

Velocity Interactive Group, LLC is an investment firm that focuses on digital media and communications. Velocity Interactive Group has offices in Palo Alto, Los Angeles and New York.


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Sandell Asset  Management  Corp.,  is a multi-billion  dollar global  investment management firm, founded by Thomas E. Sandell, that focuses on global corporate events and restructurings throughout North America, Continental Europe, the United Kingdom, Latin America and the Asia-Pacific theatres. Sandell frequently will take an "active involvement" in facilitating financial or organization improvements accruing to the benefit of investors.

ALL STOCKHOLDERS OF CNET ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE INVESTORS AND NOMINEES NAMED ABOVE (THE "POTENTIAL PARTICIPANTS") FROM THE STOCKHOLDERS OF CNET FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF CNET WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CNET AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE POTENTIAL PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE POTENTIAL PARTICIPANTS WITH THE SEC ON JANUARY 14, 2008.

Contacts:

Sard Verbinnen & Co
George Sard 212-687-8080
or
Paul Kranhold or Andrew Cole, 415-618-8750 or
JANA Partners LLC
Charles Penner, 212-692-7696